Exhibit 10.79

Compensation Arrangements with Executive Officers

Base Salaries of Named Executive Officers

The following table sets forth the fiscal 2007 annual base salaries of FedEx’s named executive officers:

Name and Current Position	Base Salary
Frederick W. Smith	$1,399,848
Chairman, President and
Chief Executive Officer
David J. Bronczek	$910,872
President and Chief Executive Officer –
FedEx Express
Alan B. Graf, Jr.	$872,256
Executive Vice President and
Chief Financial Officer
Daniel J. Sullivan	$902,244
President and Chief Executive Officer –
FedEx Ground
T. Michael Glenn	$775,056
Executive Vice President,
Market Development and
Corporate Communications

Mr. Smith’s base salary is effective as of July 16, 2006. The base salaries of the other named executive officers are effective as of July 1, 2006.

Mr. Sullivan has announced that he will retire effective January 5, 2007.

FY2007 Annual Incentive Compensation Plans

Chairman, President and Chief Executive Officer

Frederick W. Smith’s fiscal 2007 annual bonus will be determined by the achievement of corporate objectives for consolidated pre-tax income for fiscal 2007. The Compensation Committee may adjust Mr. Smith’s bonus amount upward or downward based on its consideration of several factors, including: FedEx’s stock price performance relative to the Standard & Poor’s 500 Composite Index, the Dow Jones Transportation Average and the Dow Jones Industrial Average; FedEx’s revenue and operating income growth relative to competitors;

FedEx’s cash flow; FedEx’s return on invested capital; FedEx’s U.S. revenue market share; FedEx’s reputation rankings by various publications and surveys; and the Compensation Committee’s assessment of the quality and effectiveness of Mr. Smith’s leadership during fiscal 2007. None of these factors will be given any particular weight by the Compensation Committee in determining whether to adjust Mr. Smith’s bonus amount. Mr. Smith’s annual bonus target for fiscal 2007 is 130% of his base salary, with a maximum payout of 300% of his target bonus.

Mr. Smith’s target annual bonus, combined with his base salary, has a 75th percentile target for total annual salary and bonus for chief executive officers in executive compensation surveys utilized by the Compensation Committee.

Non-CEO Executive Officers

FedEx Corporation executive vice presidents participate in the fiscal 2007 annual incentive cash bonus plan for headquarters employees. Under this plan, the annual bonus target for each executive is 90% of his or her base salary, with a maximum payout of 240% of the target bonus. A threshold payout of up to 30% of the target bonus is based on the achievement of individual objectives established at the beginning of the fiscal year for each executive. Mr. Smith will determine the achievement level of each executive’s individual objectives at the conclusion of fiscal 2007. The balance of the bonus payout is based on FedEx’s consolidated pre-tax income for fiscal 2007 and ranges, on a sliding scale, from a minimum amount if the plan’s pre-established consolidated pre-tax income threshold is achieved up to a maximum amount if such financial performance goal is substantially exceeded.

The president and chief executive officer of each of FedEx Express, FedEx Ground, FedEx Freight and FedEx Kinko’s participate in the fiscal 2007 annual incentive cash bonus plan sponsored by his respective company. The target annual bonus for the president and chief executive officer of FedEx Express is 100% of his base salary, with a maximum payout of 240% of his target bonus. The target annual bonus for the president and chief executive officer of each of FedEx Ground, FedEx Freight and FedEx Kinko’s is 80% of base salary, with a maximum payout of 240% of the target bonus. Under each of these plans, a threshold payout of up to 30% of the target bonus is based on the achievement of individual objectives established at the beginning of the fiscal year for each executive. Mr. Smith will determine the achievement level of each executive’s individual objectives at the conclusion of fiscal 2007. The balance of the bonus payout under each of the plans is based on each respective subsidiary’s operating income (30% of the target bonus) and FedEx’s consolidated pre-tax income (40% of the target bonus) for fiscal 2007 and ranges, on a sliding scale, from a minimum amount if the plan’s pre-established subsidiary operating income and FedEx’s consolidated pre-tax income thresholds are achieved up to a maximum amount if such financial performance goals are substantially exceeded.

Total annual salary and bonus for these executive officers for fiscal 2007 (assuming achievement of all individual and corporate objectives as described above) is targeted at the 75th percentile of total annual salary and bonus for comparable positions in the comparison surveys utilized by the Compensation Committee.

Long-Term Incentive Cash Bonus Program

The Compensation Committee has established long-term performance bonus plans for the three-fiscal-year periods 2005 through 2007, 2006 through 2008 and 2007 through 2009, providing long-term cash bonus opportunities to members of upper management, including executive officers, for fiscal 2007, 2008 and 2009, respectively, if certain aggregate earnings-per-share goals established by the Compensation Committee are achieved with respect to those periods. No amounts can be earned for the fiscal 2005 through 2007, 2006 through 2008 and 2007 through 2009 plans until 2007, 2008 and 2009, respectively, because achievement of the earnings-per-share goals can only be determined following the conclusion of the applicable three-fiscal-year period.

The following table sets forth estimates of the possible future payouts to each of FedEx’s named executive officers under FedEx’s long-term performance bonus plans. Mr. Sullivan, who has announced that he will retire effective January 5, 2007, is eligible for payouts under each of the plans based on the proportion of the applicable three-fiscal-year period during which he was employed.

	Performance	Estimated Future Payouts
Name	Period	Threshold	Target	Maximum
		($)	($)	($)

Frederick W. Smith	FY2005 – FY2007	562,500	2,250,000	3,375,000
	FY2006 – FY2008	625,000	2,500,000	3,750,000
	FY2007 – FY2009	875,000	3,500,000	5,250,000
David J. Bronczek	FY2005 – FY2007	250,000	1,000,000	1,500,000
	FY2006 – FY2008	250,000	1,000,000	1,500,000
	FY2007 – FY2009	375,000	1,500,000	2,250,000
Alan B. Graf, Jr.	FY2005 – FY2007	187,500	750,000	1,125,000
	FY2006 – FY2008	187,500	750,000	1,125,000
	FY2007 – FY2009	300,000	1,200,000	1,800,000
Daniel J. Sullivan	FY2005 – FY2007	150,000	600,000	900,000
	FY2006 – FY2008	175,000	700,000	1,050,000
	FY2007 – FY2009	250,000	1,000,000	1,500,000
T. Michael Glenn	FY2005 – FY2007	187,500	750,000	1,125,000
	FY2006 – FY2008	187,500	750,000	1,125,000
	FY2007 – FY2009	300,000	1,200,000	1,800,000

The estimated individual future payouts set forth in the table above are set dollar amounts ranging from threshold amounts, if the earnings-per-share goal achieved is less than target, up to maximum amounts, if the plan goal is substantially exceeded. There can be no assurance that the estimated future payouts shown in this table will be achieved.

Other Arrangements

FedEx executive officers are eligible to receive certain perquisites offered by FedEx, including financial counseling and tax preparation services, personal use of corporate aircraft and, pursuant to FedEx’s executive security policy, personal security and other services, including home security systems and monitoring.

Executive officers also receive tax reimbursement payments relating to restricted stock awards and certain perquisites.